Exhibit 99.2
SELECTICA ANNOUNCES THE RESIGNATION
OF SANJAY MITTAL FROM THE BOARD OF DIRECTORS
SAN JOSE, Calif. — July 25, 2006 — Selectica, Inc. (Nasdaq: SLTC), a leading provider of sales execution and contract management solutions, today announced that Sanjay Mittal will leave the Board of Directors effective immediately to focus his time on a new venture. Mittal will continue with the company as a consultant. “I leave with the satisfaction that we built a company whose products are used by some of the largest corporations world-wide in a mission-critical role. I am proud to have worked with a great group of people whose dedication and hard work made Selectica and its products possible,” said Mittal.
Vince Ostrosky noted that Mittal had been a founder of the Company, inventor of its configuration and pricing technologies, and had served the Company as Chief Technology Officer and Chief Executive Officer, and said he would be missed. “Sanjay Mittal has over the years been instrumental as a founder, officer and director in building Selectica and its products. We are pleased that he will continue as a consultant to the Company, and we would like to thank him for his many contributions over the years,” said Ostrosky.
Following these changes, Selectica’s Board will have five members, with four being classified as independent.
About Selectica, Inc.
Founded in 1996, Selectica (Nasdaq: SLTC) provides high-performance enterprise software that enables customers to manage and sell complex offerings, and ensure compliance. The company’s solutions are used to simplify, integrate and accelerate product lifecycle management, order configuration, pricing and contract management. Selectica customers represent global manufacturing and service leaders including: 7-Eleven, ABB, Alcoa, Applied Bio Systems, Bell Canada, Cisco, Dell, General Electric, Fireman’s Fund Insurance Company, Hitachi, International Paper, Juniper Networks, Rockwell Automation, Seton Hospital, Time Warner and Triad Hospitals. Selectica is headquartered in San Jose, CA. For more information, visit the company’s Web site www.selectica.com.
Contact:
At Financial Relations Board:
Tony Rossi
Investor Relations
310-854-8317